Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-221306) pertaining to the 2011 Stock Incentive Plan, the 2017 Stock Option and Incentive Plan, and the 2017 Employee Stock Purchase Plan of Allena Pharmaceuticals, Inc. of our report dated March 27, 2018, with respect to the consolidated financial statements of Allena Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 27, 2018